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                                                                    Exhibit 10.2

                  CONFIDENTIAL TREATMENT REQUESTED - REDACTED

                           JOINT DEVELOPMENT AGREEMENT


         THIS JOINT DEVELOPMENT AGREEMENT ("Agreement") made effective this 24th day of July, 1997, by and between ICARUS DEVELOPMENT AND MARKETING CORPORATION, 11300 Rockville Pike, Rockville, Maryland 20852 ("ICARUS") and HYPROTECH, LTD., 1110 Center Street North, Calgary, Alberta, Canada T2E 2R2 ("HYPROTECH").


                                    RECITALS

         A. The "engineering work processes" in the engineering field, construction field, and research and development field and within owner operator companies, consist of conceptual design, basic engineering, detailed engineering, operations and maintenance; which processes utilize and/or have a need to utilize software for process simulation, equipment selection, sizing and cost estimating.

         B. HYPROTECH and ICARUS presently believe that there is a relatively low level of software integration across the foregoing disciplines, and desire to develop and offer an integrated set of software applications that will provide engineers and others with an environment in which to address process simulation, equipment selection, equipment sizing and cost estimating.


         C. HYPROTECH has developed a proprietary flow sheet process simulation program called HYSYS. Using object-oriented programming, HYSYS represents a framework in which engineering applications can be implemented from conceptual design through plant operation within a single environment. ICARUS owns the rights to industry proven software and technology in the areas of design, cost estimating, scheduling, computer aided engineering (CAE), computer aided design
(CAD), and expert system technologies.

         D. HYPROTECH and ICARUS are entering into this Agreement, in order to integrate appropriate portions of their respective technologies and produce Jointly Developed Products (as hereinafter defined), which address engineering work processes in the Chemical Processing Industry, where HYSYS and/or HYSIM are used as the source of process information.
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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference and made a part hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

         1.       Definitions.

                  HYPROTECH Technology means the proprietary computer software owned and/or marketed by HYPROTECH relating to process simulation, modeling, equipment selection, equipment sizing, cost estimating, heuristics, HYPROTECH Framework, and all associated data, technology, information, and know-how.

                  HYPROTECH Products means the software programs and related services owned and/or marketed by HYPROTECH which are based upon HYPROTECH Technology, including but not limited to HYSYS and HYSIM simulation software products.

                  ICARUS Technology means the proprietary computer software owned and/or marketed by ICARUS relating to equipment selection, equipment sizing, cost estimating, cost modeling, volumetric modeling, heuristics, scheduling, project management, Computer Aided Engineering (CAE), Computer Aided Design (CAD), expert systems development, knowledge bases, object database, knowledge based and object database driven graphics, and all associated data, technology, information, and know-how.

                  ICARUS Products means the software programs and related services owned and/or marketed by ICARUS which are based upon ICARUS Technology, including but not limited to ICARUS Process Evaluator (IPE), ICARUS Mentor, ICARUS Project Manager, Questimate, ICARUS 2000, and their related products.

                  Proprietary Information means software, firmware, documentation, data, source code, methods, procedures, and related know-how including all copyright, patent, trade secret and other intellectual property rights. For purposes of this agreement, Proprietary Information shall not include information available in the public domain, or information learned from another source.

                  CPI means the chemical processing industries, including chemical processing, oil refining, natural gas processing, energy producing, petrochemical, pharmaceutical, food, pulp and paper, ore beneficiation and related industries.

                  Authorized Simultaneous User ("ASU") means the number of end users as shown in the appropriate end-user license agreement that may simultaneously utilize the software product licensed.



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                  Affiliate means, with respect to any party, any other Person which is affiliated with such party, and for the purposes hereof:

                  a. two Persons will be considered to be affiliated with one another if one of them controls the other, or if both of them are controlled by a common third party, and

                  b. one Person will be considered to control another Person if it has the Power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise.

                  Person means any individual, corporation, partnership, government body, association or unincorporated organization.

                  Customer means end user and excludes distributors and resellers.

                  Existing Customer means any Person authorized under a license agreement to use the products of a party at the time of the first commercial release of any Jointly Developed Product.

                  HYPROTECH Framework means the component-based application programming interface ("API"), algorithmic organization, control, and storage architecture developed by HYPROTECH for use in HYPROTECH software applications.

                  Jointly Developed Software Modules means software jointly developed by HYPROTECH and ICARUS and associated know-how, data, methods, procedures, and technology and that does not contain any HYPROTECH Technology or ICARUS Technology or either party's Proprietary Information.

                  Jointly Developed Product(s) means a software end-product, which is jointly developed by HYPROTECH and ICARUS and which may contain portions of HYPROTECH Technology, portions of ICARUS Technology, portions of Jointly Developed Software Modules, and/or technology jointly developed by both parties.

                  PICASSO means the software product that was in development by HYPROTECH and that HYPROTECH planned to use with the HYPROTECH Framework, and that was planned to address engineering work processes in the CPI such as but not limited to conceptual design, equipment selection, equipment sizing, and cost estimation.





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                  PLANT-PRODUCT means the software product intended to be
primarily marketed to process engineers with little or no prior cost engineering experience or responsibility, where nothing more than data provided by a converged steady state simulation case is required to produce a cost estimate. This product includes PICASSO, other appropriate HYPROTECH Technology and appropriate ICARUS Technology. PLANT-PRODUCT shall be completed jointly by the parties pursuant to this Agreement, and shall be deemed a Jointly Developed Product.

                  PROCESS-PRODUCT means the software product intended to be primarily marketed to process engineers where process simulation data is necessary, but not sufficient input by itself to produce a cost estimate that is satisfactory to the user. This product includes PICASSO, other appropriate HYPROTECH Technology and appropriate ICARUS Technology.

                  PROCESS-PRODUCT shall be completed jointly by the parties pursuant to this Agreement, and shall be deemed a Jointly Developed Product.

                  HYSYS-IPE means the Jointly Developed Products (PLANT-PRODUCT and PROCESS-PRODUCT) that are intended to address engineering work processes in the CPI and that use HYSYS and/or HYSIM as the source of process information. For the purposes of this Agreement, the two versions of HYSYS-IPE referred to are PLANT-PRODUCT and PROCESS-PRODUCT.

         2. HYSYS-IPE. The parties agree to direct their initial joint development efforts towards completion of PLANT-PRODUCT and PROCESS-PRODUCT as Jointly Developed Products, permitting an integrated link into the HYSYS Framework resulting in an integrated engineering package, capable of offering conceptual design, process design, dynamic operability and control analysis, process and capital and operating cost optimization, equipment selection, sizing, cost estimating, scheduling, CAD and CAE technology. The parties agree to complete the development of PLANT-PRODUCT and PROCESS-PRODUCT such that each may be licensed according to its own pricing structure.

                  It is planned that PLANT-PRODUCT shall contain the appropriate software modules in ICARUS' IPE software for translation of HYSIM and/or HYSYS output, equipment selection, equipment sizing, and the appropriate software modules for design and cost estimation of equipment, bulks, and indirect costs that are currently in ICARUS' Questimate software.

                  It is planned that PROCESS-PRODUCT shall contain the appropriate software modules for translation of HYSIM and/or HYSYS output, equipment selection, equipment sizing, and the appropriate software modules for design and cost estimation of equipment, bulks, and indirects that are currently in ICARUS' IPE software.

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                  2.1      Phase I Development of HYSYS-IPE:  The parties shall
develop HYSYS- IPE in two phases. The objective of Phase I shall be to produce the two different versions of HYSYS-IPE referred to above. Both parties shall endeavor to deliver products to the market no later than the end of September, 1997.

                           PLANT-PRODUCT shall be developed by ICARUS providing
appropriate modules of its Questimate plant cost estimating engine, which the parties shall combine with the appropriate ICARUS process simulation interface modules for transferring process simulation output results from HYSIM and HYSYS into input suitable data for equipment selection and sizing, and by building a one-way communication interface to HYSYS-Steady State. PLANT-PRODUCT shall use the existing ICARUS modules for transfer of process information from HYSIM and HYSYS.

                           For PROCESS-PRODUCT, the parties shall create a
one-way interface between the appropriate ICARUS IPE cost estimation modules and HYSIM and HYSYS-Steady State.

                           Phase II:  During the second phase of development of
HYSYS-IPE, the parties shall endeavor to enhance the products, such that they may be delivered to the marketplace with the following, general capabilities:
(i) operate in an interactive manner, (ii) support partial recalculations, (iii) are user-extensible, and (iv) allow for two-way communication with HYSYS as necessary for automated capital optimization.

                           Both PLANT-PRODUCT and PROCESS-PRODUCT shall strive
to create two-way, interactive, and fully-integrated links to HYSYS such that the parties will be able to immediately upon successful development enter the market for end user license of these products.

         3. Accomplishment of Primary Business Objectives. The parties agree to direct their efforts towards accomplishing the following primary business objectives in three phases.

                  3.1      Phase One Objectives:

                  (i) Jointly announce the HYPROTECH-ICARUS relationship to the marketplace as soon as practicable in order to attract attention, establish dominance, and pre-empt potential competitive actions.

                  (ii) Release Jointly Developed Products as soon as possible (as mutually determined by the parties), to exploit 1st-mover advantages, and reinforce announcement of the venture.



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                  3.2      Phase Two Objectives:

                  (i) Establish a unique competitive advantage by integrating the appropriate existing HYPROTECH Technology and appropriate existing ICARUS Technology to produce the HYSYS-IPE products.

                  (ii) Establish a unique competitive advantage by developing the Jointly Developed Products to behave in an interactive manner, support partial recalculation, are user-extensible, and allow for two-way communication necessary for automated capital optimization.

                  3.3      Long Range Objectives:

                  (i) Develop Jointly Developed Products (as mutually determined) so that modern technology in this field provides a strategic advantage over existing technology.

                  (ii) Capture greater market share for process evaluation software by the year 2000, in order to position the joint products as "defacto standards" in the marketplace.

                  (iii) Grow primary demand (new market) for process evaluation-based solutions by 100% by the year 2000.

         4.       Coordination of Product Development.

                  (i) ICARUS shall control and maintain the engineering side (ICARUS Technology portion) of all Jointly Developed Products incorporating or intended to incorporate ICARUS Technology.

                  (ii) HYPROTECH shall control and maintain the framework and related user interfaces for the Jointly Developed Products (HYPROTECH Framework) and add functionality to the process engineering side (HYPROTECH Technology).

                  (iii) ICARUS and HYPROTECH will agree on an object interface format that will integrate ICARUS Technology with HYPROTECH Technology and produce a product suite according to Section 2 of this Agreement within the first 3 years of this Agreement.

                  (iv) As to all Jointly Developed Products, both parties must jointly agree that the product is functional and ready to be marketed before either party shall release the product to the marketplace.

         5.       Licensing Necessary to Marketing.

                  (i) HYPROTECH grants to ICARUS the right to sub-license the HYPROTECH Technology contained in HYSYS-IPE and any agreed-to optional modules, but only in object code form, and only as a part of HYSYS-IPE or other Jointly Developed Products.



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                  (ii)     ICARUS grants to HYPROTECH the right to sub-license
the ICARUS Technology contained in the HYSYS-IPE product and any agreed-to optional modules, but only in object code form and only as a part of HYSYS-IPE or other Jointly Developed Products.

                  (iii) Each party will grant the other a royalty free, non-transferable, world-wide license to incorporate any Jointly Developed Software Modules into each party's respective software products and/or services for licensing in object code form only and provided that such party's respective software products and/or services do not directly or indirectly compete with any product and/or service of the other party being offered or marketed as of the date of this Agreement, or compete with any Jointly Developed Product.

                  (iv) Neither party grants to the other party, a license to any Proprietary Information except to the extent as set forth in Section 5 (i) and 5
(ii).

         6.       Pricing and Commissions.

                  6.1 Pricing of PROCESS-PRODUCT: The price schedule for PROCESS-PRODUCT is shown on Schedule A attached hereto. Both parties shall jointly develop future pricing schedules, however, in the event of a pricing dispute over PROCESS-PRODUCT, HYPROTECH shall defer to ICARUS.

                  6.2 Pricing of PLANT-PRODUCT: The price schedule for PLANT-PRODUCT is shown on Schedule A attached hereto. Both parties shall jointly develop future pricing schedules, however, in the event of a pricing dispute over PLANT-PRODUCT, HYPROTECH shall defer to ICARUS.

                  [*]License fees due under a multi-year license which are not equal in amounts during each year of the license (other than due to differences resulting from consumer price index or other inflationary escalators or a change in the software licensed), shall be reamortized equally over the entire license term to which such fees relate, for the purposes of determining the first year's license fees upon which the commission hereunder shall be based. The "selling party" as that term is used in this paragraph shall be deemed to be the party that licenses the Jointly Developed Product to a Customer; however, the parties agree to assist each other in the sales and marketing of Jointly Developed Products, and if both parties have been directly involved with a Customer (whether via telephone, writing, facsimile or other electronic communication or transmission, and/or by personal visit, which involvement is confirmed in writing or by other tangible means), or where one party has requested the other party to assist it by contacting the Customer directly and such assistance is in fact provided, then such sale shall be considered a "joint sale" and the commissions due

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hereunder shall be divided equally between both parties. General assistance by one party to the other party's sales and marketing personnel in furtherance of a sale, but without direct Customer contact, shall not constitute a "joint sale."

                  6.4 Form of License; Calculation of Revenue: The preferred form of end-user software license will be a five-year license for a specified number of Authorized Simultaneous Users to be agreed upon by both parties regardless of who sells the product. The term "sale," "sell," "selling party" or any derivation thereof or similar term used in this Agreement is solely for the convenience of the parties, and both parties agree that all end-user transactions regarding the use of HYSYS-IPE and/or any other Jointly Developed Product shall be pursuant to a license agreement only, and that no ownership rights or title shall transfer. In addition, under no circumstances shall any Proprietary Information, including specifically source code, transfer or be placed in escrow with any end-user or anyone else.

                  6.5 Other Party's Products; [*]: In addition to the HYSYS-IPE offerings, both parties may elect to market the other party's products (i.e., excluding Jointly Developed Products) through their direct sales force, dealers, distributors, sales agents, or network of business partners, after sales certification training in the appropriate product by the party that has marketing rights to such product. [*]Where there exists documented evidence of prior sales activity with the account in question by the party that has marketing rights to the product, there shall be no finder's fee due.

         7.       Resource Commitment and Revenue Share.

                  7.1 Staffing. Each party will determine the necessary amounts of staff and other resources to be devoted to the development of Jointly Developed Products. Each party shall appoint one or more Technical Project Managers (Section 12 below), each of whom will consult with the other in determining appropriate amounts of staffing and resources.

                  7.2 Planning. Each party will develop and submit to the other party a proposed marketing plan with respect to HYSYS-IPE and any other Jointly Developed Products. Each party agrees to use reasonable efforts to market Jointly Developed Products, and both parties shall agree on a joint marketing and promotional activity plan ("M&P"), and the budget for same. The M&P budget and the various allocations within the budget shall be determined by the Business Managers to be appointed by the parties (Section 12 below), who shall consult with each other in finalizing the M&P budget. The items contained within the M&P budget are intended to be expended by the parties, with each party contributing such amounts as may be mutually agreed upon. Nothing contained therein

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shall preclude either party from incurring additional costs for marketing and sales, and each party shall be solely responsible for all costs incurred with respect to its own marketing and sales. As to all such expenses incurred by either party in conjunction with development, marketing and/or sales, the party incurring same shall indemnify, defend and hold the other party harmless against all claims for same.

                  7.3 Technical Support. HYPROTECH and ICARUS agree to fund Support, Documentation and Training activities and resources in amounts determined by each such party to be adequate, and each party's Business Managers shall consult in making such determinations. Each party shall be responsible for the performance, maintenance, user documentation, technical documentation, and technical support to Customers, for its own software modules that are part of any Jointly Developed Product. The primary technical support for HYPROTECH Technology in Jointly Developed Products shall be directly from HYPROTECH to the end-user, and the primary technical support for ICARUS Technology in Jointly Developed Products shall be from ICARUS to the end-user. Both parties shall conduct all technical support to end-users in such a manner as to provide the highest level of comfort to all Customers of all Jointly Developed Products, regardless of which party made the sale.

                  7.4 Reporting. Each party will provide a report of licensing activity, and accounting for money received for each calendar quarter and shall pay monies due the other party as a result of activities in that calendar quarter within 30 days of the end of that calendar quarter with respect to (i) Jointly Developed Products, and (ii) one party's products pursuant to Section 6.5.

                  7.5 Technology Development. Each party shall be responsible for all costs associated with its technology (except for new technology jointly developed by both parties, which costs shall be determined prior to each such venture), user documentation, technical support, marketing, and sales as such relates to any Jointly Developed Product.

                  7.6 Revenue Share for Existing Customers of ICARUS. Revenues shall be divided after deduction of the sales commission to be paid pursuant to Section 6 above.[*]

                  7.7 Revenue Share for all other sales. Revenues from all sources other than licenses to Existing Customers shall be divided after deduction of the sales commission to be paid pursuant to Section 6 above.[*]


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                  7.8 Future Revenue Shares.  HYPROTECH and ICARUS shall
jointly develop license fees and revenue splits for any other Jointly Developed Products.

         8.       Marketing.

                  8.1 Jointly Developed Products: Both parties agree to collaborate in joint worldwide marketing efforts by utilizing existing direct sales and marketing personnel, affiliates, dealers, distributors, sales agents, and business partners of both parties. Both parties shall endeavor to develop a collaborative marketing plan no later than September 30, 1997, detailing sales strategy and joint marketing activities such as press releases, trade shows, technology conferences, user conferences, technical articles, etc. Both parties will have the right to market Jointly Developed Products.

                  8.2 PROCESS-PRODUCT: Marketing of the PROCESS-PRODUCT shall endeavor to take advantage of the positive brand and corporate images that exist in the marketplace for both companies and their products. All Jointly Developed Products shall be marketed under the joint names of both parties; however, it shall not be required that each party's name receive equal prominence on all packaging, documentation, and other marketing and sales materials, provided, the company name and logo of both parties must nevertheless be displayed in a manner that is readily identifiable and readable by the Customer, although not equal in prominence. In the event of any dispute between the parties regarding the marketing of PROCESS-PRODUCT, including the identification of name and logo as herein set forth, the ultimate decision regarding such marketing shall be made by ICARUS, which agrees to act reasonably with respect to same. No marketing activity shall diminish or tarnish the reputation, or corporate or brand image of either party, its products or any Jointly Developed Products.

                  8.3 PLANT PRODUCT: Marketing of the PLANT-PRODUCT shall endeavor to take advantage of the positive brand and corporate images that exist in the marketplace for both companies and their products. All Jointly Developed Products shall be marketed under the joint names of both parties; however, it shall not be required that each party's name receive equal prominence on all packaging, documentation, and other marketing and sales materials, provided, the company name and logo of both parties must nevertheless be displayed in a manner that is readily identifiable and readable by the Customer, although not equal in prominence. In the event of any dispute between the parties regarding the marketing of PLANT-PRODUCT, including the identification of name and logo as herein set forth, the ultimate decision regarding such marketing shall be made by HYPROTECH, which agrees to act reasonably with respect to same. No marketing activity shall diminish or tarnish the reputation, or corporate or brand image of either party, its products or any jointly developed products.






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                  8.4      [*]

         9.       Technology and Proprietary Information Ownership.

                  9.1 Owned Technologies: ICARUS shall retain sole ownership of ICARUS Technology and its Proprietary Information, and HYPROTECH shall retain sole ownership of HYPROTECH Technology and its Proprietary Information. Each party shall retain sole ownership of any existing or new technology, software modules, models, capabilities, know-how, routines, and/or Proprietary Information, developed by it for or used by it in HYSYS-IPE or any other Jointly Developed Product. Neither party shall have any rights to the other party's Technology or Proprietary Information.

                  9.2 Other Use: Either party will be able to use Jointly Developed Software Modules for applications that lie outside the scope of any Jointly Developed Product, including HYSYS-IPE, without compensation to the other party, provided that such applications do not directly or indirectly compete with the other party's products (HYPROTECH Products or ICARUS Products) or any Jointly Developed Products.

                  9.3 Access to Other Technologies: In the course of their business, either party may obtain access to other technologies from external third parties. There is no restriction on either party entering into external agreements as appropriate, provided that the terms of any external agreement do not violate this Agreement.





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                  9.4 Associated Software Modules: Both parties may have today, or will develop in the future, external to the development program of HYSYS-IPE, associated modules that may provide additional marketing benefits to the other party. It is agreed that these modules will be provided to the other party at the prices in commercial (non-government) published price schedule(s), the terms of compensation to be negotiated as necessary, provided no prior exclusivity exists that takes precedence.

                  9.5 No Transfers: Neither party shall transfer, assign, pledge, grant a lien on or otherwise encumber any Jointly Developed Products, or Proprietary Information or Technology used in any Jointly Developed Products or its rights granted under this Agreement, whether outright or as collateral.

                  9.6 Confidentiality: Neither HYPROTECH nor ICARUS shall disclose any Proprietary Information of the other to a third party.

         10.      End User Licensing.

         The parties agree that all "sales" shall be via mutually agreed upon license agreements only. Both parties will agree on the form of end-user license agreement(s), but agree that all end-user license agreements for Jointly Developed Products shall contain adequate protections and fixed monetary limitations of damages for HYPROTECH and ICARUS, and limitations and disclaimers in the areas of warranty, liability, condition of merchantability or fitness for the purpose, infringement, and appropriate indemnifications. HYPROTECH agrees to utilize the basic form of the standard license form utilized by ICARUS for IPE, reserving the right for HYPROTECH to amend as necessary to offer additional protections deemed important to HYPROTECH.

         11.      Competition.

         11.1 Each party agrees not to disassemble, reverse engineer, or create derivative works of the other party's software, software modules, or other Proprietary Information.

         11.2     [*]







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[*]















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[*]




         11.5 Both parties will agree not to directly or indirectly recruit or employ each other's employees during the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement.

         12.      Additional Responsibilities of Each Party.

                  12.1 The parties shall jointly select from their own full time personnel a Technical Project Manager and a Business Manager for each joint development effort, who will define relative responsibilities and expected revenues. Those personnel shall then select a Product Manager who is a full time staff member of HYPROTECH or ICARUS, for each Jointly Developed Product.

                  12.2 It shall be the responsibility of the foregoing individuals to provide to management at both companies, the development schedule, budget and marketing strategy with expected revenues for each year ending 30 April. The development schedule will indicate three-month milestones, identify the party responsible for the development, and any additional personnel required. It is the responsibility of management at both companies to review the schedule, budget, development, assignments, marketing and revenue goals, and to provide necessary input and final approvals in order to produce a set of schedules acceptable to both parties.

                  12.3 Each party will make the appropriately qualified personnel available to the development team and marketing team. Each party will endeavor to have the necessary development team for HYSYS-IPE in place no later than July 31, 1997. Each party will be solely responsible to make all enhancements to its software modules, as such



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enhancements relate to the development of HYSYS-IPE or any other Jointly
Developed Product. Each party will make the necessary modifications to existing program functionality and/or routines within the time frame agreed to in the development schedules. If agreed to by the Technical Project Managers and approved by each company's management, development personnel may be relocated on a temporary basis from one company's offices to the other company's offices for efficiency purposes, and subject to such terms and conditions as the parties may agree upon.

                  12.4 Both parties will exchange versions of their software which are included in Jointly Developed Products and documentation with each new version, and provide copies of such software as needed for the other party to perform its obligations under this Agreement. Both parties agree to provide necessary information needed by the development team in order to complete the integration of the two products.

         13.      Intellectual Property Rights.

                  Each party hereby warrants to the other that the technology provided by said party to any Jointly Developed Product and/or used in the development thereof, does not and shall not infringe upon any third party United States and Canadian intellectual property rights including but not limited to copyright, patent, trade mark and trade secrets. Each party agrees to indemnify, defend and hold the other party harmless with respect to any proceeding brought by a third party against the other party, alleging infringement of intellectual property rights. As a condition thereof, each party indemnified hereunder agrees to give the indemnifying party prompt, written notice of any such claim, suit or proceeding, and permit the indemnifying party to defend such claim, suit or proceeding. Under this provision, the indemnifying party shall have control over the defense of any such claim, suit or proceeding, including appeals, negotiations, and rights to settle or effect a settlement or compromise thereof, and agrees to use best efforts to secure the right to continue using the allegedly infringing technology or agrees to modify or replace same in order to make it non-infringing. In addition, all expenses incurred with respect to any such efforts in relation to correcting Jointly Developed Products in the possession of Customers in order to make them non-infringing, shall be borne by the indemnifying party.

         14.      Copy and Unauthorized Use Protection.

                  Any Jointly Developed Product containing ICARUS software must have adequate protection against unauthorized use and license management. The parties agree to use the ICARUS developed ICARUS System Device (ISD) as the license manager for any product containing ICARUS software, provided ICARUS agrees to adopt another device if the alternate device can be shown to be as effective as ICARUS' own and has the same protection against unauthorized use and license management.




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         15.      Third Party Licenses.

                  Each party may utilize third party technology in its respective software components, provided (i) the technology is properly licensed by that party for the application and subsequent re-license in the marketplace to Customers, (ii) each licensing party informs the other party to this Agreement that licensed technology is being used with an adequate description of same and the source thereof, and (iii) any costs of such licensing are (a) borne solely by the party licensing such technology with respect to technology licenses existing as of the signing of this agreement, the cost of which is deemed to be already included in the determination of the price schedule and revenue sharing provisions of this Agreement, and (b) must include any price adjustments and/or revenue sharing adjustments necessary to be reflective of the costs of licensing any such technology as may be negotiated by the parties.

         16.      Subcontractors.

                  Either party may subcontract a portion of the development work of any Jointly Developed Product to another person or entity, subject to the other party's consent, which consent will not be unreasonably withheld. It is agreed that no subcontracting to a direct or indirect competitor of either party will occur. In order to subcontract, the other person or entity providing the services must sign a written agreement, in advance, to be bound by all intellectual property protections and other indemnifications and protections afforded to the parties hereunder, and said agreement must include terms approved by both parties which ensure that both HYPROTECH and ICARUS will retain exclusive rights to the developed intellectual property and technology. Any technology developed by a subcontractor will be covered under the terms of this Agreement.

         17.      Term.

                  17.1 Term: The term of this Agreement will be ten (10) years.

                  17.2 Default: In the event of material default hereunder, the non-defaulting party shall give the defaulting party written notice thereof, adequately describing the default, whereupon the defaulting party shall have ninety (90) days within which to cure same. If not cured, the non-defaulting party shall be permitted to exercise all available remedies, and/or terminate this Agreement pursuant to paragraph 20 hereof.

                  17.3 Equitable Relief: Notwithstanding the foregoing, nothing herein shall be deemed to preclude either party from seeking equitable relief of an appropriate nature, including injunctive relief, against the other party, with respect to any violation of this Agreement which relates to the unauthorized release of technology or Proprietary Information or infringement upon intellectual property rights, without waiting the ninety (90) day period set forth in Section 17.2 above.

         18. Change in Ownership. A substantial change in ownership is defined as the change in controlling interest (51% or more) of either party. With the exception of the specific conditions described in this Section 18, this contract will remain in force notwithstanding a change in ownership. However, if a controlling interest (51%) in one party is acquired by a direct competitor of the other party or if the parent of one party acquires a controlling interest in a competitor of the other party, this Agreement can be terminated at the option of the other party, and the other party will have the right to continue the development and marketing of Jointly Developed Products and any new products which may or may not be deemed competitive with Jointly Developed Products, notwithstanding Section 11.2, Competition, and payments due each party shall continue as defined elsewhere in this Agreement.

         19. Disputes/Informal Resolution: Disputes regarding material breaches of this Agreement shall be governed pursuant to the terms and conditions of this Agreement pertaining to a party's default. Non-material disputes shall be resolved in the following manner: The parties shall engage in dialogue between their Business and Project Managers, and shall progressively involve higher levels of management as necessary. Either party may notify the other party in writing, of the existence of a non-material dispute requiring resolution, whereupon the parties shall have thirty (30) days within which to resolve the dispute in the manner hereinabove set forth. In the event the parties are unable to resolve the dispute within said thirty (30) day period or such additional period of time as to which the parties have agreed in writing, then either party may invoke and demand binding arbitration pursuant to the rules of the American Arbitration Association then in effect. If the parties are unable to agree to the materiality of the breech or dispute, it shall be deemed material for the purpose of this Section 19. Notwithstanding the foregoing, the parties may agree in writing to have any material dispute also resolved by arbitration in accordance with the rules of the American Arbitration Association or pursuant to any other means. Arbitration under this paragraph shall be held in the State of Maryland. Nothing herein shall be deemed to limit either party's remedies at law or in equity with respect to any material breach of this Agreement.

         20.      Termination.

                  20.1 Insolvency: The term of this Agreement terminates automatically in the event that either party is or becomes insolvent.

                  20.2 Change of Ownership. The term of this Agreement can also be terminated as provided in Section 18 above.

                  20.3 Default: The term of this Agreement can also be terminated if either party is in material default and has not cured the condition within the agreed to period of time. In such event, the non-defaulting party shall have, in addition to its other remedies, the option of:

                           (a)      Allowing the term of this Agreement to
continue for a period of its choosing, but not longer than the current term; or

                           (b)      Terminating the term of this Agreement
immediately.

                           In the event of termination due to Default, the
non-defaulting party has the right to continue the development and marketing of Jointly Developed Products and any new products which may or may not be deemed competitive with Jointly Developed Products, notwithstanding Section 11.2 Competition.

                  20.4     Responsibilities Upon Termination:

                  (i) With the exception of termination due to insolvency, both sides agree to continue to support any then existing Jointly Developed Products until the end of the term of any license thereof to any Customer.

                  (ii) Both parties shall retain equal rights to all Jointly Developed Software Modules which have been made part of the Jointly Developed Products. However, neither party shall thereafter market, sell, use, distribute, transfer ownership or possession, lease, license or loan any Jointly Developed Product, or any trademark or servicemark associated therewith, whether under the name existing immediately prior to termination or any other name, except to the extent necessary for the fulfillment of license agreements existing as of the date of termination, nor shall either party reproduce any Jointly Developed Product or prepare derivative works therefrom. Notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to Section 18 above based upon a change in ownership or pursuant to Section 20.3 above based on a material default, then the other party shall continue to have the right to market Jointly Developed Products; provided, however, the provisions of Sections 6.3, 7.4, 7.6 and 7.7 shall be deemed applicable to such post-termination sales of Jointly Developed Products.

                  (iii) Notwithstanding termination of the term of this Agreement, all provisions of this Agreement pertaining to the ownership of technology, Proprietary Information, intellectual property rights, indemnifications, and other protections shall remain in full force and effect. Notwithstanding termination of the term of this Agreement, all provisions of this Agreement pertaining to non-competition shall remain in full, except as provided for in Sections 18, Change of Ownership, and 20.3, Default.

         21.      No Warranties.

                  21.1 All software and technology contributed by either party to development of any Jointly Developed Products shall be deemed to be for each party to evaluate, test and incorporate as determined by the parties jointly. Therefore, all such software and technology shall be deemed to have been contributed in "AS IS" condition, and without any warranty or representation of any kind or nature. The parties shall jointly assume all risk associated with the performance or non-performance thereof and neither party shall be liable to the other as a result of any improper performance or non-performance thereof.

                  21.2 Neither party shall be liable to the other as a result of any failure of any Jointly Developed Product or any component or technology owned or developed by either party or jointly and contributed thereto. Each party hereby acknowledges that software is generally of such complexity that there may be inherent defects, which neither party guarantees can be corrected or are capable of being corrected. Each party agrees to use reasonable, good faith efforts to correct or work around any defects.

                  21.3 NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, IN FAVOR OF THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING ANY EXPRESS WARRANTIES, IMPLIED WARRANTY OF
MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES.

         22.      Limitation of Liability.

                  Each party hereby agrees that neither party, nor its affiliates, dealers, business partners, agents or employees, will be liable to the other party, with respect to any loss or, damage howsoever arising out of the use of any Jointly Developed Product and/or any technology incorporated therein, the results of the use or marketing thereof, or the inability to market same. In no event shall either party be responsible to the other party for any special indirect incidental or consequential or exemplary damages. Each party hereby acknowledges that this limitation of liability is reasonable under the circumstances, and having regard to the state of the art of computer software and other component programs thereof, and the nature of this relationship. Each party agrees to equally bear all risks associated with their joint development efforts. The limitations herein set forth shall apply even if the other party has been advised of the possibility of damages, and shall apply to damages of any nature whatsoever, including without limitation, loss of profits, loss of revenue, loss of business opportunities, loss of software, loss of data, cost of recreating software technology or data, cost of any substitute software technology, data or equipment, and regardless of the theory on which any such claim or liability may exist, whether based in contract, warranty, negligence, other tort or any other theory whatsoever.

         23.      Affiliates.

                  23.1 Compliance: Both parties agree that each party will take such action as is appropriate or necessary with respect to its Affiliates, as well as each of their subcontractors and/or licensors, to assure compliance with all obligations under this agreement including restrictions on copying and other protections afforded to each party hereunder, to the extent such Affiliates become involved in any manner whatsoever with respect to this Agreement.

                  23.2 Affiliates Ownership of Technology, Etc.: Each party recognizes that with respect to each party's respective technology, Proprietary Information and/or other contributions to the joint development efforts described in this Agreement, that such party's Affiliates may own and/or share rights therein. To the extent that either party's Affiliate(s), owns or shares such rights, such party to this Agreement will take all action necessary and/or appropriate to require that such rights be transferred to it for the purposes of this Agreement or that such Affiliate contribute same to the joint development effort described under this Agreement. To the extent any such Affiliate owns or shares rights to technology, Proprietary Information and/or otherwise, such Affiliate has been identified on Schedule B attached hereto.

         24.      Miscellaneous.

                  24.1 Complete Agreement; Interpretation: This Agreement, together with any attachments referred to herein which are hereby made a part hereof, constitutes the entire agreement of the parties, all prior negotiations, proposals and writing pertaining to same being superceded hereby. No changes, alterations or modifications to this Agreement shall be effective unless in writing and signed by the parties. All headings and numbering in this Agreement are for the convenience of the parties and for reference only, and shall in no way be used in the interpretation of any of the provisions hereof.

                  24.2 Non-Waiver: No benefit or right accruing to either party under this Agreement shall be deemed waived unless the waiver is agreed to in writing and signed by the other party. A waiver in one instance of any act, condition or requirements stipulated herein shall not be deemed a continuing waiver, nor a waiver of the applicable term or condition of this Agreement, nor a waiver of any other act, condition or requirement.

                  24.3 Jury Waiver: Each party hereto knowingly, voluntarily and intentionally waives the right it may otherwise have to trial by jury of any dispute arising under or relating in any way to this Agreement.

                  24.4 No Assignment: Either party may assign this Agreement upon the prior written consent of the other party, but only to an affiliate or successor of either party, provided that the assignee confirms its acceptance and assumption of all terms and conditions herein set forth. This Agreement and the rights herein granted shall otherwise be non-assignable.

                  24.5 Laws and Regulations: The validity, construction and interpretation of this Agreement and the rights and obligations of the parties hereto shall be governed by the laws of the State of Maryland, U.S.A. (including where applicable, the Uniform Commercial Code as adopted in the State of Maryland). Except for actions based on infringement by one party of the other party's intellectual property rights or breach by one party of its duty of secrecy and restricted use of confidential information owed to the other party, each party consents to the jurisdiction and venue of any State or Federal Court of competent jurisdiction in the State of Maryland with respect to any dispute arising out of this Agreement, and further agrees that the mailing to the other's last known address by registered mail of any process shall constitute lawful and valid service of process. This Agreement shall be deemed to have been entered in the State of Maryland.

                  24.6 Employee Compliance: Both parties agree that each will take such action as is appropriate or necessary with respect to its employees, to assure compliance with all obligations under this Agreement, including restrictions on copying and other protections afforded to each party hereunder.

                  24.7 Severability: If any provision or clause of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or applications hereof, which can be given effect, without the invalid or unenforceable provision or application, and to that end the provisions of this Agreement are declared to be severable.

                  24.8 Notices: Notices to either party hereunder shall be sent by certified mail or registered mail, return receipt requested, by courier or by recognized, overnight delivery, to the following addresses or to such other address which either party may hereafter designate by like notice:

                           ICARUS Development and Marketing Corporation
                           11300 Rockville Pike
                           Rockville, Maryland  20852
                           Attn:  President


                           HYPROTECH, Ltd.
                           1110 Center Street North
                           Calgary
                           Alberta, Canada  T2E 2R2
                           Attn:  President

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals effective the date first above written, intending this document to constitute an agreement under seal, and intending to be legally bound hereby.


ICARUS DEVELOPING AND                     HYPROTECT LTD.
MARKETING CORPORATION


By:/s/Herbert G. Blecker  (seal)          By:/s/Wayne Sim                (seal)
-------------------------------           -------------------------------------

Herbert G. Blecker                        Wayne D. Sim
-------------------------------           -------------------------------------
Name                                      Name


                                          Senior Vice President - Research &
President                                 Development
-------------------------------           -------------------------------------
Title                                     Title


28 Jul 97
-------------------------------           -------------------------------------
Date                                      Date


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